Exhibit 10.24
LEASE

Landlord:	Britannia Hacienda VIII LLC

Tenant:	Alexza Pharmaceuticals, Inc.

Date:	August 25, 2006
TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Premises	1
	1.2	Landlord’s Reserved Rights	2
	1.3	First Refusal Right to Lease	2
	1.4	Right of First Offer to Lease	4
2.	TERM		5
	2.1	Term	5
	2.2	Early Possession	5
	2.3	Condition of Premises	5
	2.4	Acknowledgment of Rent Commencement Date	8
	2.5	Holding Over	8
	2.6	Option to Extend Term	8
3.	RENTAL		9
	3.1	Minimum Rental	9
		(a) Rental Amounts	9
		(b) Rental Amounts During Extended Term(s)	10
		(c) Square Footage of Premises	10
	3.2	Late Charge	10
4.	TAXES		11
	4.1	Personal Property	11
	4.2	Real Property	11
5.	OPERATING EXPENSES		12
	5.1	Payment of Operating Expenses	12
	5.2	Definition of Operating Expenses	12
	5.3	Determination of Operating Expenses	14
	5.4	Final Accounting for Expense Year	14
	5.5	Proration	15
6.	UTILITIES		15
	6.1	Payment	15
	6.2	Interruption	16
7.	ALTERATIONS; SIGNS		16
	7.1	Right to Make Alterations	16
	7.2	Title to Alterations	17
	7.3	Tenant Trade Fixtures	18
	7.4	No Liens	18
	7.5	Signs	18

8.	MAINTENANCE AND REPAIRS		18
	8.1	Landlord’s Obligation for Maintenance	18
	8.2	Tenant’s Obligation for Maintenance	19
		(a) Good Order, Condition and Repair	19
		(b) Landlord’s Remedy	19
		(c) Condition upon Surrender	20
9.	USE OF PROPERTY		20
	9.1	Permitted Use	20
	9.2	[Intentionally Omitted.]	20
	9.3	No Nuisance	20
	9.4	Compliance with Laws	21
	9.5	Liquidation Sales	21
	9.6	Environmental Matters	21
10.	INSURANCE AND INDEMNITY		27
	10.1	Insurance	27
	10.2	Quality of Policies and Certificates	30
	10.3	Workers’ Compensation; Employees	30
	10.4	Waiver of Subrogation	30
	10.5	Increase in Premiums	31
	10.6	Indemnification	31
	10.7	Blanket Policy	32
11.	SUBLEASE AND ASSIGNMENT		32
	11.1	Assignment and Sublease of Building	32
	11.2	Rights of Landlord	33
12.	RIGHT OF ENTRY AND QUIET ENJOYMENT		34
	12.1	Right of Entry	34
	12.2	Quiet Enjoyment	34
13.	CASUALTY AND TAKING		34
	13.1	Damage or Destruction	34
	13.2	Condemnation	36
	13.3	Reservation of Compensation	37
	13.4	Restoration of Improvements	37
14.	DEFAULT		37
	14.1	Events of Default	37
		(a) Abandonment	37
		(b) Nonpayment	38
		(c) Other Obligations	38
		(d) General Assignment	38
		(e) Bankruptcy	38
		(f) Receivership	38
		(g) Attachment	38
		(h) Insolvency	39
	14.2	Remedies upon Tenant’s Default	39
	14.3	Remedies Cumulative	40
15.	SUBORDINATION, ATTORNMENT AND SALE		40
	15.1	Subordination to Mortgage	40

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	15.2	Sale of Landlord’s Interest	41
	15.3	Estoppel Certificates	41
	15.4	Subordination to CC&R’s	41
	15.5	Mortgagee Protection	42
16.	SECURITY		43
	16.1	Deposit	43
		(a) Cash Security Deposit	43
		(b) Letter of Credit	43
		(c) Adjustment of Security Deposit	45
17.	MISCELLANEOUS		45
	17.1	Notices	45
	17.2	Successors and Assigns	47
	17.8	No Waiver	47
	17.4	Severability	47
	17.5	Litigation Between Parties	47
	17.6	Surrender	47
	17.7	Interpretation	47
	17.8	Entire Agreement	48
	17.9	Governing Law	48
	17.10	No Partnership	48
	17.11	Financial Information	48
	17.12	Costs	49
	17.13	Time	49
	17.14	Rules and Regulations	49
	17.15	Brokers	49
	17.16	Memorandum of Lease	49
	17.17	Corporate Authority	49
	17.18	Execution and Delivery	50
	17.19	Survival	50
	17.20	Parking	50

EXHIBITS
EXHIBIT A- 1	Site Plan (The Center)
EXHIBIT A-2	Building Plan
EXHIBIT B	Workletter
EXHIBIT C	Form of Acknowledgment of Rent Commencement Date
EXHIBIT D	Existing Tenant Rights

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LEASE
     THIS LEASE (“Lease”) is made and entered into as of August 25, 2006 (the “Lease Commencement Date”) by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
THE PARTIES AGREE AS FOLLOWS:
1. PROPERTY
     1.1 Lease of Premises.
          (a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the “Premises”) consisting of approximately 65,604 square feet of space constituting the building commonly known as 2091 Stierlin Court (the “Building”) located in the Britannia Shoreline Technology Park (referred to interchangeably herein as the “Center” or the “Property”) in the City of Mountain View, County of Santa Clara, State of California. The location of the Premises within the Center is depicted on the site plan attached hereto as Exhibit A-l and incorporated herein by this reference (the “Site Plan”). The outline or footprint of the Building is depicted on the building plan attached hereto as Exhibit A-2 and incorporated herein by this reference (the “Building Plan”). The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Common Areas”. Such Common Areas include, but are not limited to, the “recreational area” which is currently maintained by Landlord in the area between the buildings at 2023 Stierlin Court and 2025 Stierlin Court, provided that the right of Tenant and other occupants of the Center to use such “recreational area” is subject to the right of the City of Mountain View to require that a portion of the recreational area be paved and converted to parking use at a time to be determined at the discretion of the City and/or the potential development of the area by Landlord or any subsequent owner of the Center.
          (b) As an appurtenance to Tenant’s leasing of the Premises pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.
     1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 12.1 hereof, the following rights: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center; (ii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes; (iii) to construct, alter or add to other buildings and Common Area improvements in the Center; (iv) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; and (v) to do and perform such other acts with respect to the Common Areas and the Center as may be necessary or appropriate. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to cause any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease, or in such a manner as to leave Tenant without reasonable parking or reasonable access to the Premises or otherwise to materially impair Tenant’s ability to conduct its activities in the normal manner; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.
     1.3 First Refusal Right to Lease.
          (a) The four buildings in the Center (collectively referred to herein as the “First Refusal Buildings” and each designated as a “First Refusal Building” on the Site Plan) which are commonly known as 2021 Stierlin Court, 2023 Stierlin Court, 2071 Stierlin Court and 2081 Stierlin Court are each presently leased (or, in the case of the building at 2023 Stierlin Court, partially leased) to existing tenants (collectively, the “Existing Tenants” and individually, each an “Existing Tenant”) pursuant to written lease agreements (as such existing lease agreements now exist and as they may be amended from time to time, the “Existing Leases”). Landlord shall not lease all or any portion of any of the First Refusal Buildings at any time during the term of this Lease (including any extended terms, if applicable), except in compliance with this Section 1.3; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under this Lease, beyond any applicable notice and cure periods, and provided further, however, that Tenant’s rights pursuant to this Section 1.3 are subordinate to the rights of the Existing Tenants and their respective successors in interest (if any) pursuant to the Existing Leases and are further subordinate to the existing rights of all other tenants of the Center as of the Lease Commencement Date and their respective successors in interest, including (without limitation) any renewal, first refusal, first offer and other similar rights existing in favor of any other tenant or occupant of the Center as of the date of this Lease. (The rights of the Existing Tenants and other tenants [if any] in the Center with respect to the First Refusal Buildings and the ROFO Building [as defined below], to the extent material with respect to Tenant’s rights under Sections 1.3 and/or 1.4 hereof, are summarized in Exhibit D attached hereto and incorporated herein by this reference and are hereinafter collectively referred to as “Existing Tenant Rights”).

          (b) If, at any time during the term of this Lease (including any extended terms, if applicable), Landlord receives and wishes to accept a bona fide written offer from a person or entity (an “Offeror,” provided, however, that the term “Offeror” shall not include any tenant with Existing Tenant Rights, nor shall it include the Existing Tenants with respect to any rights or negotiations under the Existing Leases) to lease all or any portion of any First Refusal Building and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such bona fide written offer to Tenant (the “First Refusal Notice”), specifying the material terms on which the Offeror proposes to lease the applicable First Refusal Building or applicable portion thereof (the “First Refusal Space”), and shall offer to Tenant the opportunity to lease the First Refusal Space on the terms specified in the First Refusal Notice. For purposes of this Section 1.3(b), an offer shall be considered bona fide if it is contained in a letter of intent or other writing signed by the Offeror and specifies the material terms of the proposed lease. Tenant shall have ten (10) business days after the date of giving of the First Refusal Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the First Refusal Space shall be leased to Tenant on the terms set forth in the First Refusal Notice and on the additional terms and provisions set forth in this Lease (except to the extent inconsistent with the terms set forth in the First Refusal Notice), and the parties shall promptly (and in all events within twenty (20) business days after delivery of Tenant’s acceptance) execute a lease amendment or other written agreement containing the terms of the First Refusal Notice and all other terms and provisions of this Lease not inconsistent with the terms of said First Refusal Notice, except as the parties may otherwise mutually agree. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to enter into such a lease amendment or other written agreement within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or other written agreement, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the First Refusal Space to the Offeror or to any other third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the First Refusal Notice, at a minimum rental and on other terms and conditions not materially more favorable to the lessee than the minimum rental and other terms offered to Tenant in the First Refusal Notice. If, in the course of negotiations with the Offeror or another third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the First Refusal Notice in a manner materially more favorable to the Offeror or other third party than the minimum rental or other terms set forth in the First Refusal Notice, then Landlord shall be required to re-offer the First Refusal Space to Tenant on such more favorable terms pursuant to a new First Refusal Notice, but Tenant’s time to respond to such new First Refusal Notice shall be limited to five (5) business days. If Landlord does not lease the First Refusal Space to the Offeror or another third party during the 180-day period described above, or if Landlord leases the First Refusal Space to the Offeror or another third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the First Refusal Space or any portion thereof during the term of this Lease (including any extended terms, if applicable), then in either such event this First Refusal Right shall reattach to the First Refusal Space on all of the same terms set forth above.

     1.4 Right of First Offer to Lease.
          (a) The building commonly known as 2011 Stierlin Court and designated as “ROFO Building” on the Site Plan (the “ROFO Building”) is presently leased and occupied by an existing tenant (the “Existing ROFO Tenant”) pursuant to a written lease agreement (as it now exists and as it may be amended from time to time). Landlord shall not lease all or any portion of the ROFO Building at any time during the term of this Lease (including any extended terms, if applicable), except in compliance with this Section 1.4; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under this Lease, beyond any applicable notice and cure periods, and provided further, however, that Tenant’s rights pursuant to this Section 1.4 are subordinate to the Existing Tenant Rights.
          (b) If, at any time during the term of this Lease (including any extended terms, if applicable), Landlord intends to lease all or any portion of the ROFO Building (other than pursuant to the exercise of any Existing Tenant Rights) and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such intention to Tenant (the “First Offer Notice”), specifying the rent and other material terms on which Landlord proposes to lease the ROFO Building or applicable portion thereof (the “Offered Space”), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in the First Offer Notice. Tenant shall have ten (10) business days after the date of giving of the First Offer Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant on the terms set forth the First Offer Notice and on the additional terms and provisions set forth in this Lease (except to the extent inconsistent with the terms set forth in the First Offer Notice), and the parties shall promptly (and in all events within twenty (20) business days after delivery of Tenant’s acceptance) execute a lease amendment or other written agreement containing the terms of the First Offer Notice and all other terms and provisions of this Lease not inconsistent with the terms of said First Offer Notice, except as the parties may otherwise mutually agree. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to enter into such a lease amendment or other written agreement within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or other written agreement, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the Offered Space to any third party, at any time within one hundred eighty (180) days after the expiration of Tenant’s acceptance period under the First Offer Notice, at a minimum rental and on other terms and conditions not materially more favorable to the lessee than the minimum rental and other terms offered to Tenant in the First Offer Notice. If, in the course of negotiations with a third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the First Offer Notice in a manner materially more favorable to the third party than the minimum rental or other terms set forth in the First Offer Notice, then Landlord shall be required to re-offer the Offered Space to Tenant on such more favorable terms pursuant to a new First Offer Notice, but Tenant’s time to respond to such new First Offer Notice shall be limited to five (5) business days. If Landlord does not lease the Offered Space to a third party during the 180-day period described above, or if Landlord leases the Offered Space to third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the Offered Space or any portion thereof during the term of this Lease (including any extended terms, if applicable), then in either such event this first offer right shall reattach to the Offered Space on all of the same terms set forth above.
2. TERM
     2.1 Term. The term of this Lease shall commence on the Lease Commencement Date as defined above. Tenant’s obligation to pay minimum rental and Operating Expenses under this Lease shall commence on April 1, 2007 (the “Rent Commencement Date”), except as otherwise expressly provided in Section 2.2 below (if applicable). The term of this Lease shall end on the day immediately preceding the eleventh (11th) anniversary of the Rent Commencement Date (the “Termination Date”), unless sooner terminated or extended as hereinafter provided.
     2.2 Early Possession. Tenant shall have the nonexclusive right to enter and use the Premises for the purpose of conducting preliminary inspections and measurements, preparing drawings, constructing improvements in the Premises (subject to all the terms and conditions of Article 7 below and of the Workletter as defined below), installing fixtures and furniture, laboratory equipment, computer equipment, telephone equipment, low-voltage data wiring and personal property and performing other similar work preparatory to the commencement of Tenant’s business in the Premises, beginning on the first (1st) business day following the Lease Commencement Date (the “Early Access Date”). Such early occupancy and possession by Tenant shall be subject to and upon all of the terms and conditions of this Lease (including, but not limited to, conditions relating to the payment of utilities and maintenance of required insurance by Tenant), except that (i) Tenant shall have no obligation to pay minimum rental or Operating Expenses for any period prior to the Rent Commencement Date, and (ii) such early possession shall not advance or otherwise affect the Rent Commencement Date or Termination Date determined under Section 2.1, except to the extent (if any) expressly provided above in this Section 2.2. To the extent Landlord and/or its contractors or consultants are also performing work in the Premises prior to the Rent Commencement Date, Tenant shall not unreasonably interfere with or delay Landlord’s contractors or consultants by any early access, occupancy or possession under this Section 2.2, shall coordinate and cooperate with Landlord and its contractors and consultants (who shall similarly coordinate and cooperate with Tenant and its contractors) to minimize any interference or delay by either party with respect to the other party’s work following the Early Access Date, and shall indemnify Landlord and its agents and employees to the extent provided in Section 10.6(a) below and in Paragraph 5(c) of the Workletter in connection with Tenant’s early entry upon the Premises hereunder.
     2.3 Condition of Premises. Tenant has had an opportunity to inspect the condition of the Premises and agrees to accept the Premises “as is” in their condition existing as of the Lease Commencement Date, without any obligation on the part of Landlord to improve, alter, repair or clean the Premises in any way for Tenant’s occupancy hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing:

          (a) Landlord shall deliver the Premises and all Building systems and existing improvements in “as is” condition, except that Landlord shall, at Landlord’s sole expense, perform all work necessary to cause the following (collectively, “Landlord’s Work”) to be true as soon as practicable after the Early Access Date (and in all events prior to the Rent Commencement Date): (i) the Building roof shall be in good and watertight condition; (ii) all existing Building systems (including, but not limited to, mechanical, electrical, plumbing and life safety systems), utilities serving the Premises, Building glazing, Building roll-up doors and other existing improvements in the Premises shall be in good working condition and operable in their current locations, prior to modifications (or damage, if any) as a result of Tenant’s improvements or use, and shall remain so for a period of nine (9) months after the Rent Commencement Date (subject to the qualification set forth below in this paragraph regarding corrective work attributable to modifications or damage, if any, in the course of Tenant’s improvements to or use of the Premises); (iii) the walkways, parking lots, driveways and landscaping in the Common Areas shall be in good working condition; and (iv) the Premises and existing improvements therein, as delivered to Tenant prior to modifications (or damage, if any) as a result of Tenant’s improvements or use, and the Common Areas of the Center shall comply with all applicable laws, ordinances, regulations and building codes (including, but not limited to, the Americans with Disabilities Act (“ADA”), subject to the allocation of ADA compliance responsibilities under Section 2.3(c) below). Landlord shall proceed diligently and with reasonable efforts to complete Landlord’s Work as promptly as practicable after the Early Access Date, and Landlord and Tenant shall cooperate reasonably and in good faith with one another (and cause their respective consultants and contractors to cooperate reasonably and in good faith with one another) in the manner described in Section 2.2 above in connection with the concurrent performance of their respective work in the Building. Following Landlord’s written notice to Tenant that Landlord has completed Landlord’s Work and is delivering the Premises and the existing Building systems and improvements in the condition required above in this paragraph (“Landlord’s Completion Notice”), Tenant shall thereafter during the term of this Lease be responsible (subject, however, to any corrective obligations of Landlord as expressly set forth in this Section 2.3) for maintenance, repair and/or replacement of all such systems and improvements to the extent required in accordance with Article 8 hereof. Notwithstanding the preceding sentence, if Landlord’s obligations with respect to Landlord’s Work under this paragraph are violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord’s sole cost, the condition(s) constituting such violation, except that Tenant shall be responsible for any such corrective work to the extent the condition(s) constituting the violation are attributable to modifications (or damage, if any) in the course of Tenant’s improvements to or use of the Premises; provided, however, that Tenant’s failure to give such written notice to Landlord regarding any alleged violation within nine (9) months after the Rent Commencement Date shall give rise to a conclusive and irrebuttable presumption that Landlord has complied with all Landlord’s obligations under this paragraph. TENANT ACKNOWLEDGES THAT THE WARRANTIES AND/OR OBLIGATIONS CONTAINED IN THIS SECTION 2.3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES, BUILDING SYSTEMS AND EXISTING IMPROVEMENTS IN THE

PREMISES, AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.3.
          (b) As set forth in the Workletter attached hereto as Exhibit B and incorporated herein by this reference (the “Workletter”), Landlord shall provide Tenant with a tenant improvement allowance in the amount of up to Eight Million Three Hundred Thirty-One Thousand Seven Hundred Eight and no/100 Dollars ($8,331,708.00) (the “Tenant Improvement Allowance”) towards the construction of Tenant Improvements by Tenant in the Premises. Tenant’s construction of such Tenant Improvements shall be governed by the provisions of Article 7 hereof and of the Workletter, and such Tenant Improvements shall be constructed in compliance with all of the provisions thereof (including, without limitation, all conditions relating to Landlord’s approval of plans and specifications), as well as the provisions of this Section 2.3. The Tenant Improvement Allowance shall not be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any moveable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of this Lease, unless (and only to the extent) otherwise expressly agreed in writing by Landlord in its sole discretion. Any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant as of the date that is one year after the Rent Commencement Date shall expire and shall no longer be available to Tenant thereafter. Additional conditions and procedures relating to the disbursement of the Tenant Improvement Allowance shall be as set forth in the Workletter or as otherwise reasonably prescribed in writing by Landlord. The Tenant Improvement Allowance is provided as part of the basic consideration to Tenant under this Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1 hereof.
          (c) Landlord warrants to Tenant that the Premises as they exist on the date of Landlord’s Completion Notice, but without regard to Tenant’s improvements therein or to the particular use for which Tenant will occupy the Premises, shall not violate any covenants or restrictions of record or any applicable law, building code, regulation or ordinance in effect on the date of Landlord’s Completion Notice. Tenant warrants to Landlord that the Tenant Improvements and any other improvements constructed by Tenant from time to time shall not violate any applicable law, building code, regulation or ordinance in effect at the time such improvements are placed in service. Without limiting the generality of the foregoing, the parties intend and acknowledge that Landlord shall be responsible for ADA and building code compliance for all improvements in the Building shell and Common Areas (including, but not limited to. existing Building access points, doors, entrances and ramps) as they exist on the date of Landlord’s Completion Notice (except to the extent, if any, that such improvements in the Building and/or Common Areas consist of or are materially affected by improvements constructed by Tenant, such as [but not limited to] any construction of additional Building doors or access points as part of the Tenant Improvements), subject to the express assignment of certain areas of responsibility to Tenant as set forth below, and that Tenant shall be responsible for ADA and building code compliance with respect to the restroom cores and other interior spaces in the Building and any other ADA and building code compliance required in connection with or as a result of improvements constructed by Tenant (provided, however, that nothing in this sentence is intended to make Tenant responsible for the cost of ADA compliance with respect to any existing improvements in the Building to the extent such compliance is required solely because of the dollar value or overall scope of the improvements constructed by Tenant as opposed to the particular nature of such improvements), subject to the express assignment of certain areas of responsibility to Landlord as set forth above. If it is determined that any of these warranties has been violated, then it shall be the obligation of the warranting party, after written notice from the other party, to correct the condition (s) constituting such violation promptly, at the warranting party’s sole cost and expense. TENANT ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, NEITHER LANDLORD NOR ANY AGENT OF LANDLORD HAS MADE ANY REPRESENTATION OR WARRANTY AS TO THE PRESENT OR FUTURE SUITABILITY OF THE CENTER OR THE PREMISES FOR THE CONDUCT OF TENANT’S BUSINESS OR PROPOSED BUSINESS THEREIN.
     2.4 Acknowledgment of Rent Commencement Date. Promptly following the Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the Rent Commencement Date, Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the Rent Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.
     2.5 Holding Over. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the minimum rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the minimum rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall Indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (Including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises or any portion thereof, including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.
     2.6 Option to Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1 (b) below and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of five (5) years each, the first commencing upon the expiration of the initial term hereof and the second commencing upon the expiration of the first extended term hereof.

Exercise of such option with respect to the first extended term shall be by written notice to Landlord at least nine (9) months and not more than fifteen (15) months prior to the expiration of the initial term hereof. Exercise of such option with respect to the second extended term shall be by written notice to Landlord at least nine (9) months and not more than fifteen (15) months prior to the expiration of the first extended term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the applicable extended term is to commence, then the exercise of the applicable option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises one or both extension options under this Section, then all references in this Lease (other than in this Section 2.6) to the “term” of this Lease shall be construed to include the extension term(s) thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.
3. RENTAL
     3.1 Minimum Rental.
          (a) Rental Amounts. Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Rent Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month (subject to adjustment under Section 3.1(c) below, if applicable):

			Monthly
Months	Sq Ft	PSF/PM	Minimum Rental
01 — 12	35,000	$3,000	$105,000.00
13 — 24	50,000	$3,000	$150,000.00
25 — 36	65,604	$3,070	$201,404.28
37 — 48	65,604	$3,162	$207,446.41
49 — 60	65,604	$3,257	$213,669.80
61 — 72	65,604	$3,355	$220,079.89
73 — 84	65,604	$3,455	$226,682.29
85 — 96	65,604	$3,559	$233,482.76
97 — 108	65,604	$3,666	$240,487.24
109 — 120	65,604	$3,776	$247,701.86
121 — 132	65,604	$3,889	$255,132.92
     If the obligation to pay minimum rental hereunder for the initial term or for any renewal term commences on other than the first day of a calendar month or if the initial term or any renewal term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the applicable initial or renewal term of this Lease, as the case may be, shall be prorated based on the number of days the applicable term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.
          (b) Rental Amounts During Extended Term (s). If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.6 hereof, then (i) the monthly minimum rental during the first twenty-four (24) months of each extended term shall be equal to one hundred percent (100%) of the monthly minimum rental payable for the last full calendar month preceding the commencement of such extended term, and (ii) the monthly minimum rental during each subsequent year of the applicable extended term shall be equal to one hundred three percent (103%) of the monthly minimum rental payable during the immediately preceding year of the extended term.
          (c) Square Footage of Premises. The Building and Premises were fully constructed prior to the date of this Lease, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, have been determined to contain 65,604 square feet, which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Lease and is not subject to remeasurement or adjustment. The square footages used in Section 3.1 (a) in calculating the monthly minimum rental for Months 1 through 24, in being less than the entire square footage of the Premises, are not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Premises during such months and during the period from the Early Access Date through the Rent Commencement Date, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under Article 5 below (which shall be based on the entire square footage of the Premises throughout the term of this Lease, beginning on the Rent Commencement Date); such reduced square footages in Section 3.1(a) merely represent a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s minimum monthly rental obligation during Months 1 through 24. If and to the extent the Tenant Improvements constructed pursuant to the Workletter (subject to Landlord’s approval, compliance with applicable laws and all other applicable conditions as set forth in the Workletter) include an exterior fenced (but not completely enclosed) area for emergency generator or other equipment-related purposes, Landlord agrees that the square footage of such exterior area shall not be considered part of the square footage of the Premises for purposes of any calculations of minimum rent or of Tenant’s Operating Cost Share under this Lease.
     3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due; provided, however, that for the first instance of late payment during any period of twelve (12) consecutive calendar months during the term of this Lease, Tenant shall not be required to pay such late charge unless Tenant has failed to pay the past-due amount within three (3) business days after Landlord has given Tenant written notice that such amount is past due. Tenant acknowledges that late payment by Tenant to Landlord of rental of other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Center. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.
4. TAXES
     4.1 Personal Property. From and after the Rent Commencement Date (or, in the case of items brought onto the Property by Tenant prior to the Rent Commencement Date, from and after the date such items are brought onto the Property by Tenant), Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of any and all alterations, additions and items existing on or in the Premises from time to time during the term of this Lease and taxed as personal property rather than as real property, including (but not limited to) all personal property, trade fixtures and other property placed by Tenant on or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included (provided, however, that in the case of taxes or assessments for which Tenant is being asked to make a lump-sum payment or reimbursement under this Section 4.1 rather than monthly estimated payments as part of Operating Expenses under Article 5 hereof, Tenant shall not be required to make such lump-sum payment or reimbursement more than thirty (30) days in advance of the date on which the applicable tax bill becomes delinquent) and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.
     4.2 Real Property. To the extent any real property taxes and assessments on the Premises are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent the Premises are taxed or assessed to Landlord following the Rent Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

5. OPERATING EXPENSES
     5.1 Payment of Operating Expenses.
          (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, Tenant’s Operating Cost Share of the Operating Expenses defined in Section 5.2, subject to adjustment pursuant to Section 5.1(b) when applicable. For purposes of this Section 5.1, “Tenant’s Operating Cost Share” shall be (i) in the case of Operating Expenses that are reasonably allocable solely to the Building, one hundred percent (100%); and (ii) in the case of Operating Expenses that are determined and allocated on a Center-wide basis. nine and three-hundredths percent (9.03%).
          (b) Tenant’s Operating Cost Share as specified in Section 5.1(a) with respect to matters allocable to the entire Center is based upon an area of 65,604 square feet for the Premises and upon an aggregate area of 726,508 square feet for all of the buildings presently located in the Center. If the actual area of the Premises or of any of the buildings existing from time to time in the Center changes for any reason (including, but not limited to, modification of existing buildings, construction of new buildings in the Center, or construction of new buildings on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Center), then Tenant’s Operating Cost Share shall be adjusted proportionately to reflect the new actual areas of the Premises and/or such other buildings, as applicable, as determined in good faith by Landlord’s architect on the same basis of measurement as applied in determining the existing square footage of the Building.
     5.2 Definition of Operating Expenses.
          (a) Subject to the exclusions and provisions hereinafter contained and the allocation principles set forth in Section 5.1, the term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord for management, operation and maintenance of the Building and the Center, including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, environmental and seismic insurance as part of or in addition to any casualty or property insurance policy), property management landscaping, and the operation, repair and maintenance of buildings and Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on gross rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect (excluding, however, any tax based on net income); (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center or the improvements therein, amortized over the useful life of such capital improvement as reasonably determined by Landlord or its accountants, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority (excluding, however, any such expenses incurred by Landlord in complying with Landlord’s obligations under Section 2.3 above) or (cc) of which Tenant has use or which benefit Tenant, and which in either event are reasonably consistent with the nature and quality of the Center as a first-class life science, office and research and development campus; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) allocable to or paid by Landlord, as owner of the Center, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of the Declaration (as hereinafter defined) or of any other declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1 (b) hereof. Operating Expenses shall not include (x) any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor (y) any costs attributable to buildings the square footage of which is not taken into account in determining Tenant’s Operating Cost Share under Section 5.1 for the applicable period, nor (z) costs incurred by Landlord in complying with Landlord’s obligations under Section 2.3 above. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined in good faith by Landlord’s accountants.
          (b) Notwithstanding any other provisions of this Section 5.2, the following shall not be included within Operating Expenses: (i) rent paid to any ground lessor; (ii) the cost of constructing tenant improvements for any tenant of the Center; (iii) the costs of special services, goods or materials provided to any other tenant of the Center and not offered or made available to Tenant; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Center, or as to which any other tenant of the Center is obligated to make such repairs or to pay the cost thereof; (v) legal fees, advertising costs or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Center; (vi) repairs, alterations, additions, improvements or replacements needed to rectify or correct any defects in the design, materials or workmanship of the Building, the Center or the Common Areas; (vii) damage and repairs necessitated by the negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents; (viii) executive salaries or salaries of service personnel to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building or the Center: (ix) Landlord’s general overhead expenses not related to the Building or the Center; (x) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Center, or in connection with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Center or any part thereof; (xi) costs incurred due to a violation by Landlord or any other tenant of the Center of the terms and conditions of any lease; (xii) costs of any service provided to Tenant or to other occupants of the Center for which Landlord is reimbursed other than through recovery of Operating Expenses; (xiii) personal property taxes due and payable by any other tenant of the Center; and (xiv) costs incurred by Landlord pursuant to Article 13 of this Lease in connection with an event of casualty or condemnation (including, but not limited to, any applicable deductible and/or co-insurance amounts under applicable insurance policies with respect to any seismic event).

     5.3 Determination of Operating Expenses. On or before the Rent Commencement Date and during the last month of each calendar year of the term of this Lease (“Expense Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Expense Year or applicable portion thereof. On or before the first day of each month during the ensuing Expense Year or applicable portion thereof, beginning on the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of an Expense Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses for an Expense Year will vary from Landlord’s previous estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for the applicable Expense Year and subsequent payments by Tenant for such Expense Year shall be based upon such revised estimate.
     5.4 Final Accounting for Expense Year.
          (a) Within ninety (90) days after the close of each Expense Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Expense Year prepared by Landlord from Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Expense Year previously made by Tenant, Tenant or Landlord, as the case maybe, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.
          (b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 5.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Expense Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. Any such independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Expense Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Expense Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Expense Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Tenant shall be deemed to have approved Landlord’s annual statement of Operating Expenses, and shall be barred from raising any claims regarding Operating Expenses for the period covered by such annual statement, except to the extent Tenant specifically identifies any objections or claims based on such annual statement, in reasonable detail, by written notice to Landlord within four (4) months after Tenant’s receipt of the applicable annual statement. To the extent Tenant provides Landlord with timely written notice of any such objections or claims, Landlord and Tenant shall cooperate reasonably and in good faith to try to resolve the objections or claims raised by Tenant, which cooperation may include the use of an independent audit initiated by Tenant as contemplated above. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4.
     5.5 Proration. If the date on which Tenant’s obligation for payment of Tenant’s Operating Cost Share commences falls on a day other than the first day of an Expense Year or if this Lease terminates on a day other than the last day of an Expense Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Expense Year shall be prorated on the basis which the number of days during such Expense Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.
6. UTILITIES
     6.1 Payment. Commencing with the Early Access Date and thereafter throughout the term of this Lease (including the early possession period under Section 2.2 above), Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Premises (other than any costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 5.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any utilities or services supplied to the Premises are not separately metered, then the amount thereof shall be allocated in a reasonable, good faith and appropriate manner by Landlord between the Premises and the other buildings, premises or areas sharing such utilities or services, and the portion thereof allocable to the Building may, in Landlord’s discretion, either be included in Operating Expenses allocable to the Building under Section 5.1 hereof or be billed directly to Tenant and paid or reimbursed by Tenant within thirty (30) days after receipt of Landlord’s statement and request for payment, accompanied by reasonable supporting documentation evidencing the calculation or determination of the amount for which payment or reimbursement is requested. Notwithstanding the foregoing provisions, during any portion of the period prior to the Rent Commencement Date in which Landlord is performing repairs or construction of improvements in the Premises, (a) if Tenant is neither operating its business in the Premises nor performing any material construction of improvements in the Premises, Landlord shall bear all utilities charges for the Premises; and (b) if Tenant is operating its business in the Premises and/or performing any material construction of improvements in the Premises, utilities charges for the Premises shall be allocated between Landlord and Tenant on the basis of a reasonable, good faith estimate of their respective usage of such utilities.
     6.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Premises, the Building or the Center because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Premises that (a) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents, employees or contractors and (b) continues for more than three (3) business days and (c) materially impairs Tenant’s ability to use the Premises for the intended purpose hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Premises, and such abatement shall continue until Tenant’s use of the Premises is no longer materially impaired thereby. Tenant expressly waives any benefits of any applicable existing or future law (including, but not limited to, the provisions of California Civil Code Section 1932(1)) permitting the termination of a lease due to any such interruption or failure of any service or utility, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Section 6.2.
7. ALTERATIONS; SIGNS
     7.1 Right to Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations in the Premises costing less than (i) Seventy-Five Thousand Dollars ($75,000) for any single alteration or improvement or set of related and substantially concurrent alterations or improvements, and (ii) One Hundred Fifty Thousand Dollars ($150,000) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be completed with due diligence in a good and workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. Tenant shall cause any contractors engaged by Tenant for work in the Building or in the Center to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders, property managers, project managers and lenders designated by Landlord for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 7.1, under no circumstances shall Tenant make any structural alterations or improvements, or any changes to the roof or equipment installations on the roof, or any alterations materially affecting any building systems, without

Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
     7.2 Title to Alterations. All alterations, additions and improvements installed by Tenant in, on or about the Premises, the Building or the Center (including, but not limited to, lab benches, fume hoods, clean rooms, cold rooms and other similar improvements and equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, equipment and trade fixtures, except to the extent any such items are specifically described in the parenthetical in the initial portion of this sentence and are designed to be portable or removable in nature (i.e., installable and removable without any material adverse impact on the existing improvements and Building systems in the Building), Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Notwithstanding any other provisions of this Article 7, however, (a) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any lab benches, fume hoods, clean rooms, cold rooms or other similar improvements and equipment installed in the Building, even if such equipment and improvements were installed by Tenant (other than portable or removable clean rooms described at the end of the first sentence of this Section); (b) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any alterations, additions, improvements or equipment acquired, constructed or installed with the use, in whole or in part, of any funds from the Tenant Improvement Allowance; (c) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 7.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the requested alterations, additions or improvements; and (d) in the case of Tenant Improvements constructed by Tenant under the Workletter, Landlord shall not be entitled to require removal upon termination or expiration of this Lease of any Tenant Improvements that Landlord has approved to be installed in the Premises in exercising Landlord’s reasonable approval rights under the Workletter of the plans and specifications for the applicable elements of such Tenant Improvements. Notwithstanding any other provisions of this Article 7, (x) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds provided by Landlord pursuant to the Tenant Improvement Allowance; and (y) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant’s own funds (and without any payment or reimbursement by Landlord pursuant to the Tenant Improvement Allowance), despite the fact that the items described in this clause (y) are characterized in this Section 7.2 as becoming Landlord’s property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items to the extent provided in Article 10 hereof and bear the risk of loss with respect to such items to the extent provided in Article 13 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed as part of the Tenant Improvements have been funded through the Tenant Improvement Allowance and which (if any) have been constructed or installed with Tenant’s own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.
     7.3 Tenant Trade Fixtures. Subject to the third sentence of Section 7.2 and to Section 7.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any trade fixtures which are affixed to the Building or which affect the Building systems or the exterior or structural portions of the Building shall require Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 7.5, the foregoing shall apply to Tenant’s signs, which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 7.3.
     7.4 No Liens. Tenant shall at all times keep the Building and the Center free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Center. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Center. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.
     7.5 Signs. Without limiting the generality of the provisions of Section 7.3 hereof, Tenant shall have the right to install signage, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center,
8. MAINTENANCE AND REPAIRS
     8.1 Landlord’s Obligation for Maintenance. Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Center and the roof, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord; (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 2.3 hereof; (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, or is otherwise expressly excluded from treatment as an Operating Expense under any other applicable provision of Section 5.2 hereof; (iv) results from an event of casualty or condemnation covered by Article 13 hereof (in which event the provisions of such Article 13 shall govern the parties’ rights and obligations); or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.
     8.2 Tenant’s Obligation for Maintenance.
          (a) Good Order, Condition and Repair. Except as provided in Section 8.1 hereof, and subject to the provisions of Article 13 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 13) and of Section 2.3 hereof (which shall be controlling in the event of any repairs or corrective work covered by such Section 2.3), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, electrical system, plumbing system, telephone and communications systems serving the Premises, the HVAC equipment and related mechanical systems serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or reasonably approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Premises and all other interior repairs, foreseen and unforeseen, with respect to the Premises, as required. To the extent Landlord has any third-party warranties or service contracts on any improvements or systems in the Premises which are Tenant’s obligation to maintain during the term of this Lease, Landlord agrees to assign such warranties or service contracts to Tenant, to the extent practicable, and to use reasonable efforts to enforce for Tenant’s benefit (and at Tenant’s expense) any such warranties or service contracts which it is not practicable to assign to Tenant.
          (b) Landlord’s Remedy. If Tenant fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder and such failure continues for more than ten (10) days after written notice from Landlord specifying the required repairs (except in case of emergency, in which event no such prior notice shall be required, and except that in the case of repairs or maintenance which cannot reasonably be performed within such 10-day period, the provisions of this paragraph shall apply only if Tenant fails to commence performance within such 10-day period and thereafter to pursue such performance diligently to completion), Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

          (c) Condition upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and Building and the improvements located therein, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage (the latter of which shall be governed by the provisions of Article 13 hereof) excepted, first, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 7.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder (beyond any applicable cure period), unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Center by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.
9. USE OF PROPERTY
     9.1 Permitted Use. Subject to Sections 9.3, 9.4 and 9.6 hereof, Tenant shall use the Premises solely for a research and development, engineering, laboratory, manufacturing and assembly facility and for ancillary uses reasonably incidental to that primary use, including (but not limited to) among such ancillary uses clean rooms, administrative offices, warehousing and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of Mountain View and all other governmental agencies having jurisdiction over the Premises), and for no other purpose, unless Landlord in its reasonable discretion otherwise consents in writing.
     9.2 [Intentionally Omitted.]
     9.3 No Nuisance. Tenant shall not use the Premises for or carry on or permit within the Center or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Center, nor commit or allow to be committed any waste in, on or about the Center. For purposes of the preceding sentence, Landlord acknowledges that the conduct of biotech, life science or manufacturing operations is not by nature inherently offensive, noisy or dangerous, but nothing in this sentence is intended to limit or impair Landlord’s right or ability to enforce the preceding sentence to the extent Tenant’s particular manner of conducting any such operations is offensive or is unreasonably noisy or dangerous. Tenant shall not do or permit anything to be done in or about the Center, nor bring nor keep anything therein, which will in any way cause the Center or any portion thereof to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.
     9.4 Compliance with Laws. Tenant shall not use the Premises, the Building or the Center or permit the Premises, the Building or the Center to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Center, or any order or regulation of any public authority, because of Tenant’s particular use of the Premises. Tenant shall procure all licenses and permits required for use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises and the Center by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Center (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises or the Center. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Premises or other particular use of the Center shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.
     9.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Center, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.
     9.6 Environmental Matters.
          (a) For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code §§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 205100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL; and “pollutant” shall mean all substances defined as a “pollutant,” “pollution,” “waste,” “contamination” or “hazardous substance” under the Porter-Cologne Water Quality Control Act, California Water Code §§ 13000 et seq.
          (b) Without limiting the generality of the obligations set forth in Section 9.4 of this Lease:
          (i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Center without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises and the Center as provided in Section 9.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.
          (ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises and the Center from time to time.
          (iii) Tenant shall not (A) operate on or about the Center any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Center for ninety (90) days or more, nor (C) conduct any other activities on or about the Center that could result in the Center or any portion thereof being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

          (iv) Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to such underground storage tanks (including any installation. monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.
          (v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the Rent Commencement Date, and shall update such information at least annually, on or before each anniversary of the Rent Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):
          (A) A list of all hazardous substances, hazardous wastes and/or pollutants that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations in the Center.
          (B) All Material Safety Data Sheets (“MSDS’s”). if any, required to be completed with respect to operations of Tenant at the Center from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. § 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS’s.
          (C) All Hazardous Waste Manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations in the Center,
          (D) Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 25500 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

          (E) Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.
          (F) Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22. § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.
          (G) Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.
          (H) Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code § 25153.6, California Code of Regulations Title 22. Division 4.5, Chapter 12, §§66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.
          (I) All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations in the Center, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations in the Center.
          (J) Copies of any other lists or inventories of hazardous substances, hazardous wastes and/or pollutants on or about the Center that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.
          (vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval (if applicable), or (y) which Tenant is authorized to use pursuant to the terms of any radioactive materials license issued by the

State of California. Tenant, in connection with any such authorized receipt storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:
          (A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its operations in the Center;
          (B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with Tenant’s operations in the Center from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and
          (C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with Tenant’s operations in the Center from time to time.
          (vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials into the environment, and shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.
          (viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 9.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance, hazardous waste, pollutant, radioactive material or radiation on or about the Center as a proximate result of Tenant’s use of the Center or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.
          (ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation. generation, treatment and/or disposal of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials in or about the Center. Upon request, but subject to Tenant’s reasonable operating and security procedures, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials, without Landlord thereby being deemed guilty of any disturbance of Tenant’s use or possession or being liable to Tenant in any manner.
          (x) Notwithstanding Landlord’s rights of inspection and review under this Section 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 9.6(b).
          (xi) Landlord has made available for review by Tenant, prior to execution of this Lease, copies of all third-party studies and reports in Landlord’s possession regarding environmental conditions in the Building and/or the Property. Landlord has also engaged an environmental consultant, at Landlord’s sole expense, to conduct a further environmental study of the Building, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials in and under the Building, and Landlord shall provide a copy of such study to Tenant when it becomes available. The purpose of this study is to provide evidence of the “baseline” condition of the Building prior to Tenant’s occupancy and use thereof, although such evidence is not intended to be conclusive or irrebuttable. Tenant shall also have the right (but not the obligation), if it so elects and at its sole expense, to conduct its own environmental study of the Building and surrounding areas of the Center prior to or at the time of Tenant’s occupancy of the Building, in which event Tenant shall provide a copy of such study to Landlord; provided that prior to any drilling, excavation or other physically invasive testing on the Building or Property in connection with any such study, Tenant or its consultant shall provide Landlord with a detailed scope of work and such work shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance by Tenant and its consultant with reasonable insurance requirements, upon notice requirements prior to actual entry on the Property, and upon other reasonable and customary requirements).
          (xii) If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances or wastes or radiation or radioactive materials on or about the Center at any time during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, then (A) Tenant shall be solely responsible for obtaining, at Tenant’s sole expense, (I) any environmental tests, studies or reports required by any governmental authority for site or permit closure purposes or other similar purposes, and (II) to the extent not fully covered by any tests, studies or reports obtained under the immediately preceding clause, a further environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials on and about those portions of the Center affected by Tenant’s operations in the

Center. Such study shall be based on a reasonable and prudent level of tests and investigations of the Center (if appropriate), which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease.
          (c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Center of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center as of the Rent Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to. the Center) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.
          (d) The provisions of this Section 9.6 shall survive the termination of this Lease.
10. INSURANCE AND INDEMNITY
     10.1 Insurance.
          (a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, its general partners, its property manager and any lender holding a deed of trust on the Center from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant’s industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.
          (b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Center, with a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.
          (c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) for the shell of the Building and for the improvements in the Common Areas of the Center, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Building or on or about the Center.
          (d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense (chargeable, in Landlord’s discretion, either as an Operating Expense allocable 100% to Tenant or as a direct pass-through to Tenant), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) (i) for the tenant improvements existing in the Premises on the Early Access Date and (ii) in the case of earthquake or seismic insurance only, for Tenant Improvements constructed pursuant to the Workletter, eligible for expenditure of funds from the Tenant improvement Allowance pursuant to Section 2.3(b) above, having an aggregate initial Cost of Improvements (as defined in the Workletter) of not less than the total Tenant Improvement Allowance paid by Landlord pursuant to this Lease in connection with the construction of the Tenant Improvements, and listed on a written schedule jointly prepared and mutually approved in writing by Tenant and Landlord as provided below (but excluding in each instance Tenant’s Property as defined in paragraph (e) below, which it shall be Tenant’s responsibility to insure pursuant to such paragraph), in each instance on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above. Tenant shall cooperate with Landlord in the preparation of a mutually approved initial list or schedule identifying in reasonable detail the Tenant Improvements to be insured (for earthquake or seismic purposes only) by Landlord pursuant to clause (ii) above, and Tenant shall thereafter provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, (x) an updated schedule of values for the existing tenant improvements described in clause (i) above and (y) an updated schedule of values for the Tenant Improvements to be insured by Landlord (for earthquake or seismic purposes only) pursuant to clause (ii) above (the intended purpose of such updating being in each instance to reflect any modification or removal of any such items that would have the effect of eliminating them from the scope of Landlord’s insurance obligation under clause (i) or (ii) above, as applicable, and to identify current full replacement cost values for such items), and Landlord shall have no obligation or liability to Tenant with respect to any underinsurance of existing tenant improvements or of Tenant Improvements (for earthquake or seismic purposes only), as applicable, that results from Tenant’s failure to keep Landlord informed from time to time, on a current basis, of the insurable value of such items (on a full replacement cost basis) pursuant to this paragraph. In addition, Tenant shall provide Landlord with final construction cost figures for the Tenant Improvements (or for each phase thereof, if constructed in phases), for Landlord’s use in determining appropriate insurance coverage for the Tenant Improvements to be insured by Landlord under clause (ii) above. Landlord, in its discretion, may elect from time to time to obtain appraisals, at Landlord’s sole cost and expense, of any or all alterations, additions, improvements and tenant improvements (if any) which Landlord is required to insure hereunder, but no such ordering or receipt of appraisals by Landlord shall constitute a waiver or release of Tenant’s obligations under the immediately preceding sentence.
          (e) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss-Special Form [CP1030]” or its equivalent) for Tenant’s movable personal property, office furniture, movable equipment and trade fixtures, for the Tenant Improvements constructed by Tenant pursuant to the Workletter (except, in the case of earthquake or seismic insurance only, to the extent such insurance responsibility is allocated to Landlord pursuant to paragraph (d) above), and for all other alterations, additions and improvements placed or installed by Tenant from time to time in or about the Premises (collectively, “Tenant’s Property,” which term is not intended to imply any conclusion regarding ultimate ownership of alterations, additions and improvements that are otherwise covered by Article 7 above, but is used solely as a defined term for purposes of the specific contexts in which it is used as such in this Lease), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear.
          (f) During the construction of the Tenant Improvements, Tenant shall also procure and maintain in full force and effect, at its sole cost and expense, a policy of builder’s risk insurance on the Tenant Improvements, in such amounts and with such commercially reasonable deductibles as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to such insurance. Without limiting the generality of the foregoing provisions, Tenant’s builder’s risk insurance with respect to the Tenant Improvements shall in all events include earthquake insurance in an amount at least equal to the cumulative amount of the Tenant Improvement Allowance paid by Landlord from time to time in connection with the construction of such Tenant Improvements. Upon written request by Tenant, Landlord will cooperate with Tenant in using commercially reasonable efforts to cause the builder’s risk earthquake coverage required under the preceding sentence to be provided under Landlord’s applicable insurance policy or policies, at Tenant’s sole expense (payable by Tenant to Landlord within ten (10) days after demand therefor by Landlord, accompanied by invoices or calculations reasonably evidencing the amount of the allocable earthquake insurance premium for which payment or reimbursement is being requested), in a manner similar to Landlord’s provision of earthquake insurance on certain completed Tenant Improvements pursuant to paragraph (d) above, but to the extent it is not feasible for such coverage to be provided under Landlord’s applicable insurance policy or policies, Tenant shall remain responsible for the provision of such coverage as required under this paragraph.
     10.2 Quality of Policies and Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation or nonrenewal of insurance required to be maintained under this Article 10, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.
     10.3 Workers’ Compensation; Employees. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working at or about the Premises. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with limits of liability of not less than One Hundred Thousand Dollars ($100,000) per accident, One Hundred Thousand Dollars ($100,000) per employee for disease, and Five Hundred Thousand Dollars ($500,000) policy limit for disease.
     10.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Center or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered, and only to the extent of such coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Landlord or Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.
     10.5 Increase in Premiums. Tenant shall do all acts and pay all expenses necessary to ensure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises, Building and Center complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises, Building or Center to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within thirty (30) days after demand therefor by Landlord.
     10.6 Indemnification.
          (a) Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Center by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Center by Tenant pursuant to Section 2.2 hereof) from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Except as otherwise expressly provided for in this Lease, Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Center, or for injuries to Tenant, its agents or third persons in or upon the Center, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Center.
          (b) Except as otherwise expressly provided for in this Lease, Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Center by reason of any negligence or willful misconduct or omission by Landlord or its agents (including, without limitation, Landlord’s Project Manager as defined in the Workletter), employees or contractors.
     10.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 10.
11. SUBLEASE AND ASSIGNMENT
     11.1 Assignment and Sublease of Building. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing provisions. Landlord may withhold consent to any proposed subletting or assignment solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of the balance of the Center, unless such proposed use is within the primary permitted uses described in Section 9.1 above. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) neither an initial public offering of the common stock of Tenant nor any other sale of Tenant’s capital stock through any public securities exchange or market nor any other issuance of Tenant’s capital stock for bona fide financing purposes shall be deemed to be an assignment, subletting or transfer hereunder; and (ii) Tenant shall have the right to assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent (but with prior or concurrent written notice by Tenant to Landlord), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation involving Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (each, a “Permitted Transfer”). For purposes of the preceding sentence, an “Affiliate” of Tenant shall mean any entity in which Tenant owns at least a fifty percent (50%) equity interest, any entity which owns at least a fifty percent (50%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a fifty percent (50%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 11.1, however, the provisions of Section 11.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

     11.2 Rights of Landlord.
          (a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that until the occurrence (and then only during the continuance) of an event of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 11.2(c), below).
          (b) Upon any assignment of Tenant’s interest in this Lease for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half(1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, amortized over the remaining term of this Lease, and (ii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such assignment.
          (c) Upon any sublease of all or any portion of the Premises for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the Premises for the applicable period under this Lease) to reflect the size of the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease, and (iii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such sublease, amortized over the term of such sublease.

12. RIGHT OF ENTRY AND QUIET ENJOYMENT
     12.1 Right of Entry. Landlord and its authorized representatives shall have the right, subject to Tenant’s reasonable operating and security procedures, to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises and Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises and Building to prospective purchasers, to show the Premises and Building to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility, Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Center or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby.
     12.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises and the Center throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.
13. CASUALTY AND TAKING
     13.1 Damage or Destruction.
          (a) If the Premises or any portion of the Building or Common Areas of the Center reasonably necessary for Tenant’s use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises and Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds nine (9) months (or, in the case of an occurrence during the final year of the term of this Lease, sixty (60) days) or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later. If the circumstances creating a termination right under the preceding sentence do not exist, or if such circumstances exist but neither party timely exercises its termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Common Areas of fee Center and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure under Section 10.1(d) above, and (y) Tenant, as to the alterations, additions and improvements that Tenant is required to insure under Section 10.1(e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance.
          (b) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 10.1(c), (d) and/or (e), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects (i) their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable and (ii) in the case of insurance proceeds allocable to improvements, equipment and other items which Tenant can demonstrate were installed or constructed by Tenant solely with its own fends and without any use of the Tenant Improvement Allowance or of any other Landlord funds, the unamortized portion of the original cost of acquisition or construction of such items, assuming amortization on a straight-line basis over the initial term of this Lease (without regard to any renewal options).
          (c) From and after the date of an occurrence resulting in damage to or destruction of the Premises or of Common Areas necessary for Tenant’s use and occupancy of the Premises, and continuing until repair and restoration thereof are completed to the extent necessary to enable Tenant to resume operation of its business in the Premises without material impairment, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired.
          (d) Each party expressly waives the provisions of California. Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

     13.2 Condemnation.
          (a) If during the term of this Lease the Premises or any Common Areas of the Center that axe necessary for Tenant’s use and occupancy of the Premises, or any substantial part of either of them, is taken by eminent domain or by reason of any public improvement ot condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in lieu of or in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done by or under color of any public authority, then (i) this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within thirty (30) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Premises at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Building or Center taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the Premises. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired), Landlord shall restore the improvements for which Landlord is responsible under clause (x) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the improvements for which Tenant is responsible under clause (y) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking; provided, however, that Tenant in its discretion may elect not to repair, restore or replace any or all of the items which would otherwise be Tenant’s responsibility to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance. In connection with any such restoration, each party shall use reasonable efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Building and the Center. Each party expressly waives the provisions of California Code of Civil Procedure Section 1265.130 and of any other existing or future law allowing either party to terminate (or to petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

          (b) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of the Building and/or the Center, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 13.1 (b), the proceeds of any applicable insurance following damage to or destruction of the applicable improvements due to an insured casualty.
     13.3 Reservation of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Center, the improvements located therein and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other maimer by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to pursue recovery from the applicable public authority for Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the Premises or Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 13.2(b) shall be allocated and disbursed in accordance with the provisions of Section 13.2(b), notwithstanding any contrary provisions of this Section 13.3.
     13.4 Restoration of Improvements. In connection with any repair or restoration of improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that axe required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Premises (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Premises or Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).
14. DEFAULT
     14.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:
          (a) Abandonment. Abandonment of the Premises. “Abandonment” is hereby defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) consecutive days or more while Tenant is in default under any other provision of this

Lease. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;
          (b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;
          (c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof (including, but not limited to, any breach by Tenant of the Master Declaration or Association Documents as provided in Section 15.4 below), such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;
          (d) General Assignment. A general assignment by Tenant, for the benefit of creditors;
          (e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Center and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;
          (f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;
          (g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

          (h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.
     14.2 Remedies upon Tenant’s Default.
          (a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right (subject to compliance with applicable laws) to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property maybe stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided. Alternatively, in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right to continue this Lease in effect and recover rent and other charges and amounts as they become due.
          (b) Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.
          (c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent fox the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.
     14.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.
15. SUBORDINATION, ATTORNMENT AND SALE
     15.1 Subordination to Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Premises, the Building, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Premises, the Building, the Center, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence and continuance of any event of default under Section 14.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Center prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security, arrangement as the case maybe. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Landlord represents and warrants to Tenant that as of the Lease Commencement Date, there is no ground lessor, mortgagee, trustee, beneficiary or leaseback lessor holding any title to or interest in the Property or any portion thereof.
     15.2 Sale of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Center, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.
     15.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) business days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing staring: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Center, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.
     15.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions or other recorded restrictions affecting the Center or any portion thereof from time to time, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying the portion(s) of the Center covered by such declarations or restrictions, and (b) to the Declaration of Covenants, Conditions and Restrictions of Shoreline Technology Park, Mountain View, California, dated October 24, 1986 and recorded on October 24, 1986 as Instrument No. 8997310, Book J895, Page 456, Official Records of Santa Clara County, as the same may be amended from time to time (the “Declaration”), the provisions of which Declaration are an integral part of this Lease. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination. Notwithstanding the foregoing, Tenant shall not be bound by any modification to the Declaration subsequent to the Lease Commencement Date unless such modification satisfies the requirements of clause (a) above.
     15.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Center, or any portion of them, the Building and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Center shall not be:
          (a) liable for any act or omission of a prior landlord or owner of the Center (including, but not limited to, Landlord);
          (b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Center (including, but not limited to, Landlord);
          (c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Center;
          (d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Center (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Building or the Center; or
          (e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such, mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

16. SECURITY
     16.1 Deposit.
          (a) Cash Security Deposit. Within ten (10) days after the Lease Commencement Date, Tenant shall deposit with Landlord the sum of Four Hundred Thousand and No/100 Dollars ($400,000.00), which sum, subject to and including any adjustment thereto pursuant to Section 16.1(c) below (as so adjusted, if applicable, the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults (beyond any applicable cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain such portion of the Security Deposit as is sufficient for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. Provided that no uncured event of default by Tenant then exists under this Lease, the Security Deposit and the Letter of Credit as defined below (if applicable), or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder (unless alternative instructions have been presented to Landlord in a writing signed by both Tenant and such assignee), at the expiration of the term of this Lease and after Tenant has vacated the Property. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.
          (b) Letter of Credit. As an alternative to the cash Security Deposit described in Section 16.1(a), Tenant may instead deliver to Landlord, within ten (10) days after the Lease Commencement Date, an irrevocable standby letter of credit (the “Letter of Credit”) issued in favor of Landlord by a federally insured commercial bank or trust company approved in writing by Landlord (which approval shall not be unreasonably withheld, and for which purpose Landlord hereby agrees in advance that Silicon Valley Bank is an approved issuer for the Letter of Credit), in form and substance reasonably satisfactory to Landlord, to be held by Landlord as security for the faithful performance of all the obligations of Tenant under this Lease, subject to the following terms and conditions:
          (i) The amount of the Letter of Credit shall be Four Hundred Thousand and No/100 Dollars ($400,000.00), subject to and including any adjustment thereto pursuant to the provisions of Section 16.1(c) below (as so adjusted, if applicable, the “Required Amount”), and Tenant shall maintain the Letter of Credit in the Required Amount in full force and effect throughout the term of this Lease (including any extensions thereof) and until thirty (30) days after the expiration of the term of this Lease, unless Tenant elects at any time to replace the Letter of Credit with a full cash Security Deposit in compliance with Section 16.1(a). The Letter of Credit may be for an initial one-year term, with automatic renewal provisions, provided that Landlord shall be given at least thirty (30) days prior written notice if the Letter of Credit will not be renewed as of any otherwise applicable renewal date and shall be entitled to draw against the expiring Letter of Credit if a replacement Letter of Credit is not furnished to Landlord at least twenty (20) days prior to the scheduled expiration date, as provided in Section 16.1(b)(iii)(A) below. The Letter of Credit must provide that it is transferable to any successor in interest to Landlord under this Lease, and any transfer fees and other related costs and expenses payable in connection with any such transfer shall be borne solely by Tenant.
          (ii) Landlord shall be entitled (but shall not be required) to draw against the Letter of Credit and receive and retain the proceeds thereof upon any default (beyond any applicable cure period) by Tenant in the payment of any rent or other amounts required to be paid by Tenant under this Lease, or upon the occurrence of any other event of default (beyond any applicable cure period) under this Lease, by presenting to the issuer a written statement by Landlord that Landlord is entitled to draw the requested amount under the Letter of Credit pursuant to the terms of this Lease. The amount of the draw shall not exceed the amount of the payments (if any) as to which Tenant is then in default and/or the amount reasonably necessary to cure any non-monetary events of default by Tenant, and shall be applied by Landlord to the cure of the applicable default(s). Following any partial draw under this paragraph (ii), if Tenant fully cures all outstanding defaults and provides Landlord with a new Letter of Credit in the full Required Amount under this Section 16.1, Landlord shall surrender and return to Tenant, within ten (10) days after Tenant’s satisfaction of the foregoing conditions, the Letter of Credit under which the partial draw was made.
          (iii) Landlord shall also be entitled (but shall not be required) to draw against the Letter of Credit in full and to receive the entire proceeds thereof under either of the following circumstances:
          (A) If the Letter of Credit will expire as of a date prior to the date thirty (30) days after the expiration of the term of this Lease and Tenant fails to provide to Landlord an extension or replacement of such Letter of Credit, in at least the minimum Required Amount, at least twenty (20) days prior to the scheduled expiration date of the Letter of Credit; or
          (B) If, as a result of a draw against the Letter of Credit by Landlord or for any other reason, the amount of the Letter of Credit falls below the minimum Required Amount and Tenant has failed to cause the Letter of Credit to be restored to at least the minimum Required Amount within ten (10) business days after written demand by Landlord or, in lieu thereof, has failed to put up cash in an amount equal to the amount required to be restored (which cash, if put up by Tenant, shall be retained by Landlord as a cash security deposit in accordance with Section 16.1(a) hereof).
          (iv) If Landlord draws against the Letter of Credit in any of the circumstances described in subparagraph (iii) above, Landlord may use, apply and/or retain the amount drawn for the cure of any then existing defaults under this Lease. Any amount drawn that is not immediately so used or applied by Landlord shall be retained by Landlord as a cash Security Deposit, subject to and in accordance with the provisions of Section 16.1(a).
          (v) Any actual or purported withdrawal, rescission, termination or revocation of the Letter of Credit by the issuer thereof prior to the expiration of the term of this Lease (except when replaced prior to the effectiveness of such withdrawal, rescission, termination or revocation by a replacement Letter of Credit as contemplated in Section 16.1(b)(iii)(A) hereof) shall be a material breach of this Lease.
          (vi) The Letter of Credit shall provide that it is governed by the International Standby Practices (ISP98), ICC Publication No. 590.
          (c) Adjustment of Security Deposit. If on the third (3rd) anniversary of the Rent Commencement Date there is no uncured event of default by Tenant under this Lease, and no event which, if remaining uncured after notice and/or passage of time, would constitute an event of default by Tenant under this Lease, then effective as of the third (3rd) anniversary of the Rent Commencement Date, the required amount of the Security Deposit under Section 16.1(a) above and the Required Amount for purposes of the Letter of Credit (if any) under Section 16.1(b) above shall each be reduced to Two Hundred Thousand and No/100 Dollars ($200,000.00). If Landlord is holding a Letter of Credit in a larger amount at the time any such reduction becomes effective, Landlord agrees to cooperate reasonably with Tenant and the issuer in surrendering such Letter of Credit upon Landlord’s receipt of a replacement Letter of Credit in not less than the adjusted minimum amount required pursuant to this paragraph.
17. MISCELLANEOUS
     17.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	(until the Rent Commencement Date)
Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303
Attn: August J. Moretti, CFO
Telecopier: (650) 687-3999

(after the Rent Commencement Date)
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, CA 94043
Attn: August J. Moretti, CFO
Telecopier: (408) [to be determined]

with a copy to:	K. William Neuman, Esq.
Heller Ehrman LLP
333 Bush Street, Suite 3000
San Francisco, CA 94104
Telecopier: (415) 772-2064

To Landlord:	Britannia Hacienda VIII LLC
c/o Slough Estates USA Inc.
444 North Michigan Avenue, Suite 3230
Chicago, IL 60611
Attn: Randy Rohner
Telecopier: (312) 755-0717

with a copy to:	Britannia Management Services, Inc.
555 Twelfth Street, Suite 1650
Oakland, CA 94607
Attn: Magdalena Shushan
Telecopier: (510) 763-6262

and a copy to:	Folger Levin & Kahn llp
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn: Donald E. Kelley, Jr.
Telecopier: (415) 986-2827
or to such other address(es) as may be contained in a notice of address change given by either party to the other pursuant to this Section, effective no earlier than fifteen (15) days after delivery of such notice to the receiving party. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 555 Twelfth Street, Suite 1650, Oakland, CA 94607, or at such other address as

Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.
     17.2 Successors and Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Center, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.
     17.3 No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.
     17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.
     17.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.
     17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.
     17.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

     17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.
     17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.
     17.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.
     17.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Center designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 17.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 17.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.
          Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Center financial information pertaining to,

Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.
     17.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.
     17.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.
     17.14 Rules and Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such reasonable rules and regulations for the safety, care, cleanliness, order and use of the Building and the Center as Landlord may promulgate and deliver to Tenant from time to time, provided that such rules and regulations are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Center.
     17.15 Brokers. Landlord agrees to pay a brokerage commission in connection with the consummation of this Lease (a) to Landlord’s broker, CB Richard Ellis, Inc., and (b) to Tenant’s broker, CRESA Partners, each in accordance with a separate written agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.
     17.16 Memorandum of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so requests, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. Tenant expressly requests that such a memorandum be prepared and recorded promptly following the Lease Commencement Date, and Landlord agrees to cooperate in such preparation and recording. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.
     17.17 Corporate Authority. Each party to this Lease represents and warrants that the person signing this Lease on behalf of such respective party is fully authorized to do so and, by so doing, to bind such party.

     17.18 Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.
     17.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 5.4, 7.2, 7.3, 7.4, 8.2, 9.6,10.6, 16.1(a), 17.5 and 17.16 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.
     17.20 Parking. Landlord agrees that the Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of Mountain View applicable to the Center from time to time; that Tenant shall have the nonexclusive and non-reserved use of approximately 3.2 automobile parking stalls per 1,000 rentable square feet of space in the Premises; and that there shall be no additional cost or charge to Tenant for the nonexclusive use of such parking by Tenant and its employees and invitees.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

		“Landlord”		“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			ALEXZA PHARMACEUTICALS, INC., a Delaware corporation

By:	Slough Estates USA Inc., Its		By:	/s/ August J. Moretti
	Operations Manager and Member		Name:	August J. Moretti
			Title:	CFO

	By:	/s/ Jonathan M. Bergschneider
		Jonathan M. Bergschneider	By:
		Senior Vice President	Name:
Title:

The undersigned entities, being all of the fee owners (as tenants in common) of the Center and the Property, hereby acknowledge, confirm and agree that: (i) they approve and accept the terms of the foregoing Lease; (ii) Britannia Hacienda VIII, LLC is authorized to enter into the Lease and to perform all of the obligations of Landlord thereunder; and (iii) in the event they or any of them succeed to the right, title and interest of Landlord under the Lease, in consideration of and conditional upon attornment by Tenant or by any permitted assignee of Tenant’s interest under the Lease as contemplated in the final sentence of Section 15.1 of the Lease, they will not disturb the rights or occupancy of Tenant or of such permitted assignee, as applicable, so long as Tenant or such permitted assignee, as applicable, is not in material default under the Lease beyond any applicable cure periods (for which purpose the occurrence and continuance of any event of default under Section 14.1 of the Lease shall be deemed to be “material”).

Slough CDEC II, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider Jonathan M. Bergschneider, Secretary

Slough CDEC III, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider Jonathan M. Bergschneider, Secretary

Slough CDEC IV, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider Jonathan M. Bergschneider, Secretary

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)

EXHIBIT A-2	Building Plan

EXHIBIT B	Workletter

EXHIBIT C	Form of Acknowledgment of Rent Commencement Date

EXHIBIT D	Existing Tenant Rights

EXHIBIT A-l
SITE PLAN (THE CENTER)
[See attached two (2) pages.]
EXHIBIT A-l TO LEASE

SHORELINE BOULEVARD
STIERLIN COURT
2091
2081
2071
2061
2051
2029
2027
2025
2011
2021
2023

Site Plan EXHIBIT A-1 (page 1 of 2)	Shoreline Technology Party MOUNTAIN VIEW, CALIFORNIA

Site Plan EXHIBIT A-1 (page 2 of 2)	Shoreline Technology Party MOUNTAIN VIEW, CALIFORNIA

EXHIBIT A-2
BUILDING PLAN
[See attached one (1) page.]
EXHIBIT A-2 TO LEASE

Building Plan EXHIBIT A-2	Shoreline Technology Park MOUNTAIN VIEW, CALIFORNIA

EXHIBIT B
WORKLETTER
     This Workletter (“Workletter”) constitutes part of the Lease dated as of August 25, 2006 (the “Lease”) between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Lease for all purposes.
1. Defined Terms. As used in this Workletter. the following capitalized terms have the following meanings:
     (a) Approved Plans: Plans and specifications prepared by the Architect for the Tenant Improvements and approved by Landlord in accordance with Paragraph 2 of this Workletter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.
     (b) Architect: The Architect for the Tenant Improvements shall be selected by Tenant with the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     (c) Cost of Improvement: See definition in Paragraph 2(b) hereof.
     (d) Final Working Drawings: See definition in Paragraph 2(a) hereof.
     (e) General Contractor: The General Contractor for the Tenant Improvements shall be selected by Tenant with the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, as contemplated in Paragraph 4(a) hereof.
     (f) Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its sole discretion from time to time by written notice to Tenant to act in an oversight and coordinating capacity on behalf of Landlord, as contemplated in Paragraph 2(d) below, in connection with the design and construction of the Tenant Improvements.
     (g) Tenant Improvements: The improvements to or within the Premises as shown on the Approved Plans from time to time and to be constructed by Tenant pursuant to the Lease and this Workletter. The Tenant Improvements may also include an exterior fenced (but not completely enclosed) area for emergency generator or other equipment-related purposes, subject to Landlord’s approval of the Approved Plans therefor, to compliance with applicable laws and to all other applicable conditions as set forth in the Workletter, provided that the construction and operation of such exterior fenced area does not increase the required number of parking spaces or the required parking ratios for the Center.
     (h) Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Lease.

2. Plans, Cost of Improvements and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.
     (a) Approved Plans and Working Drawings for Tenant’s Work. Tenant shall promptly and diligently cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) a space plan and outline specifications for the Tenant Improvements that Tenant wishes to construct in the Premises (the “Schematic Plans”). Following mutual approval of the Schematic Plans. Tenant shall then promptly and diligently cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final working drawings and specifications for the Tenant Improvements, including any applicable life safety, mechanical and electrical working drawings and final architectural drawings (collectively, the “Final Working Drawings”). The Final Working Drawings shall substantially conform to the approved Schematic Plans. Landlord shall either approve the Final Working Drawings or set forth in writing with particularity any changes necessary to bring the Final Working Drawings into substantial conformity with the approved Schematic Plans or into a form which will be acceptable to Landlord. Upon approval of the Final Working Drawings by Landlord and Tenant, the Final Working Drawings shall constitute the “Approved Plans”, superseding (to the extent of any inconsistencies) any inconsistent features of the previously approved Schematic Plans. After Approved plans are available, Tenant may submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy and, if applicable, shall submit plans and timely complete all of Landlord’s Work under Section 2.3 of the Lease as reasonably required to allow Tenant to obtain a permit or certificate of occupancy. Prior to commencing construction of the Tenant Improvements, Tenant shall provide Landlord with a copy of all required permits.
     (b) Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Landlord and/or Tenant pursuant to this Workletter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid or incurred to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; and

(vii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved Plans and this Workletter.
     (c) Changes. If Tenant at any time desires to make any changes, alterations or additions to the Approved Plans, such changes, alterations or additions shall be subject to approval by Landlord in the same manner as the original Approved Plans as provided above; provided, however, that Landlord shall respond to any such request by Tenant within ten (10) days after submission thereof by Tenant, and Landlord’s failure to respond within the required time shall be deemed to constitute Landlord’s approval of the requested change.
     (d) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights and other rights and powers of Landlord under this Workletter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including (but not limited to) reviewing and processing Tenant’s requests for disbursement of the Tenant Improvement Allowance, monitoring Tenant’s and Landlord’s compliance with their respective obligations under this Workletter and under the Lease with respect to the design and construction of the Tenant Improvements, and addressing any coordination issues that may arise from any concurrent performance of Landlord’s Work under Section 2.3 of the Lease and Tenant’s construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. As between Landlord and Tenant, however, Landlord shall be bound by and be fully responsible for all acts and omissions of Project Manager and for the performance of all of Landlord’s obligations under the Lease and this Workletter, notwithstanding such delegation of authority to Project Manager. Notwithstanding the preceding sentence, neither Landlord’s delegation of authority to Project Manager nor Project Manager’s performance of the functions and responsibilities contemplated in this paragraph shall cause Landlord or Project Manager to incur any obligations or responsibilities for the design, construction or delivery of the Tenant Improvements, except to the extent of the specific obligations and responsibilities expressly set forth in the Lease and in this Workletter. All fees and charges of Project Manager for services rendered to or on behalf of Landlord under this Workletter shall be at Landlord’s sole expense.
3. Payment of Costs. Except as otherwise expressly provided in this Workletter or by mutual written agreement of Landlord and Tenant, the Cost of Improvement of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum contribution by Landlord equal to Eight Million Three Hundred Thirty-One Thousand Seven Hundred Eight and no/100 Dollars ($8,331,708.00) (the “Tenant Improvement Allowance”), less any reduction in or charge against such sums pursuant to any applicable provisions of the Lease or of this Workletter. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in the Premises in excess of the Tenant Improvement Allowance or such portion thereof as Tenant elects to use (if any such excess occurs), including (but not limited to) any costs or cost increases incurred as a result of unavoidable delays, governmental requirements or unanticipated conditions, but Tenant shall be entitled to utilize the entire Tenant Improvement Allowance (or so much thereof as Tenant elects to use) for the Tenant Improvements prior to being required to expend any of Tenant’s own funds on an unreimbursed basis for the Tenant Improvements (except to the extent any costs are incurred which are not eligible for payment or reimbursement out of the Tenant Improvement Allowance under the express provisions governing the Tenant Improvement Allowance, including, without limitation, the express restrictions set forth below in this paragraph). The funding of the Tenant Improvement Allowance (or so much thereof as Tenant elects to use) shall be made on a monthly basis or at other convenient Intervals mutually approved by Landlord and Tenant, and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certifications and/or other evidence reasonably satisfactory to Landlord or Project Manager that expenses have been incurred for the design and construction of alterations and improvements for which the Tenant Improvement Allowance is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work). An example of Landlord’s standard “Invoicing Instructions” is attached hereto as Schedule B-l and incorporated herein by this reference, but Landlord reserves the right to modify or supplement such instructions in a commercially reasonable manner as provided in the preceding sentence. Notwithstanding the foregoing provisions, (i) under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease, unless (and only to the extent) otherwise expressly agreed in writing by Landlord in its sole discretion, and (ii) any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant as of the date that is one year after the Rent Commencement Date shall expire and shall no longer be available to Tenant thereafter. The Tenant Improvement Allowance is provided as part of the basic consideration to Tenant under the Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1 of the Lease.
4. Tenant’s Work. Tenant shall construct and install the Tenant Improvements in the Premises substantially in accordance with the Approved Plans. Tenant’s construction of the Tenant Improvements shall be performed in accordance with, and shall in all respects be subject to, the terms and conditions of the Lease (to the extent not inconsistent with this Workletter), and shall also be subject to the following conditions:
     (a) Contractor Requirements. The general contractor engaged by Tenant for construction of the Tenant Improvements, and any subcontractors, shall be duly licensed in California and shall be subject to Landlord’s prior written approval (in accordance with and to the extent provided in Paragraph 1 (e) above). Tenant shall engage only union contractors for the construction of the Tenant Improvements and for the installation of Tenant’s fixtures and equipment in the Building, and shall require all such contractors engaged by Tenant, and all of their subcontractors, to use only union labor on or in connection with such work, except to the extent Landlord determines, in its reasonable discretion, that the use of non-union labor would not create a material risk of labor disputes, picketing or work interruptions at the Center, in which event Landlord shall, to that extent, waive such union labor requirement at Tenant’s request.
     (b) Costs and Expenses of Tenant Improvements. Subject to Landlord’s payment or reimbursement obligations under Paragraph 3 hereof with respect to Landlord’s share of the Cost of Improvements for the Tenant Improvements, Tenant shall promptly pay all costs and expenses arising out of the design and construction of the Tenant Improvements (including the costs of permits) and shall furnish Landlord with evidence of payment on request. Tenant shall provide Landlord with ten (10) days prior written notice before commencing any construction activities on the Property. Upon completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord a release and unconditional lien waiver executed by each contractor, subcontractor and materialman involved in the design or construction of the Tenant Improvements.
     (c) Tenant’s Indemnification. Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from all suits, claims, actions, losses, costs and expenses (including, but not limited to, claims for workers’ compensation, attorneys’ fees and costs) based on personal injury or property damage or contract claims (including, but not limited to, claims for breach of warranty) arising from the design and construction of the Tenant Improvements from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of the buildings or other existing improvements on the Property and/or any of Landlord’s real or personal property or equipment that is damaged, lost or destroyed in the course of or in connection with the construction of the Tenant Improvements, except to the extent (i) any such damage, loss or destruction is caused by negligence or willful misconduct or omission by Landlord or its agents, employees or contractors, or (ii) any demolition or removal of existing improvements is explicitly contemplated in the Approved Plans as approved by Landlord.
     (d) Insurance. With respect to the construction of the Tenant Improvements, Tenant’s contractors shall obtain and provide to Landlord certificates evidencing workers’ compensation, employer’s liability, public liability and property damage insurance in amounts and forms and with companies reasonably satisfactory to Landlord, and Tenant shall provide to Landlord certificates evidencing Tenant’s compliance with the insurance requirements of Article 10 of the Lease (except to the extent any such requirements, such as the products/completed operations coverage described in the final sentence of Section 10.1(a) of the Lease, by their terms are clearly relevant only after Tenant’s commencement of business operations on the Premises). In addition, to the extent Landlord or Project Manager advises Tenant of any specific insurance requirements that are commercially reasonable and customary during a “course of construction” period (such as, but not limited to, designation of specified “additional insureds” who would not ordinarily be required to be named in that capacity during the Lease term under Article 10 of the Lease), Tenant shall comply with and/or cause its contractors (as applicable) to comply with such additional requirements.
     (e) Rules and Regulations. Tenant and Tenant’s contractors shall comply with any rules, regulations and requirements that Landlord, Project Manager or Landlord’s property manager or general contractor (if any) may reasonably impose with respect to the construction of the Tenant Improvements. Tenant’s agreement with Tenant’s contractors shall require each contractor to provide reasonable and customary daily cleanup of the construction area to the extent that such cleanup is necessitated by the performance of such contractor’s activities in connection with the construction of the Tenant Improvements and to the extent that such cleanup is reasonably practical under the circumstances.
     (f) Risk of Loss. All materials, work, installations and decorations of any nature brought onto or installed in the Building, by or at the direction of Tenant or in connection with the construction of the Tenant Improvements, prior to the Rent Commencement Date shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage, loss or destruction thereof.
     (g) Condition of Tenant’s Work. All work performed by Tenant shall be performed in a good and workmanlike manner, shall be free from defects in design, materials and workmanship, and shall be completed in compliance with the Approved Plans in all material respects and in compliance with all applicable governmental laws, ordinances, codes and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Tenant shall be responsible (i) for obtaining all permits and approvals necessary for the construction of the Tenant Improvements, and (ii) for compliance of all Tenant Improvements with the requirements of the ADA and all similar or related requirements under federal, state or local laws pertaining to access by persons with disabilities.
     (h) As-Built Drawings. At the conclusion of construction, Tenant shall cause the Architect and General Contractor (A) to update the Approved Drawings as necessary to reflect all changes made to the Approved Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises.
5. No Agency. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.
6. Survival. Without limiting any survival provisions which would otherwise be implied or construed under applicable law, the provisions of Paragraph 4(c) of this Workletter shall survive the termination of the Lease with respect to matters occurring prior to expiration of the Lease.
7. Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval by Landlord is disapproved by Landlord in a timely manner, the procedure for preparation and approval of that item shall be repeated.
[rest of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Workletter concurrently with and as of the date of the Lease.

		“Landlord”		“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			ALEXZA PHARMACEUTICALS, INC., a Delaware corporation

By:	Slough Estates USA Inc., Its
	Operations Manager and Member		By:	/s/ [ILLEGIBLE]

			Its:	CFO

	By:	/s/ Jonathan M. Bergschneider

		Jonathan M. Bergschneider	By:

		Senior Vice President	Its:

Attachment: Schedule B-l (Sample Invoicing Instructions)

Schedule B-l
Sample Invoicing Instructions
TI ALLOWANCE DISBURSEMENT INSTRUCTIONS
1.	Tenant shall assemble a package of applicable vendor invoices eligible for Tenant Allowance distribution per the requirements of the lease Workletter. This package should contain:
•	a cover letter

•	an invoice summary that clearly indicates the vendor, the invoice number(s), the invoice date(s), the amounts due, and a reference to the TI project at .

•	copies of the invoices, bearing the written approval of Tenant
2.	Tenant shall send 2 copies of the entire package for processing to:
Project Management Advisors, Inc.
400 Oyster Point Blvd., Suite 336
South San Francisco, CA 94080
Attn: Bernard Baker
3.	Invoice packages must be received by PMA not later than the 5th of the month in order to be included in the monthly payment request to Slough Estates. Packages received after the 5th of the month wiil be included in the following month’s payment request.

4.	The Owner will make every attempt to issue the Tenant Improvement Allowance disbursement by the end of the month for those packages received by PMA on or before the 5th of the month.

5.	All invoices must be submitted with the following attachments:
•	Conditional Waiver of Lien covering the amount being invoiced.

•	Unconditional Waiver of Lien covering payment of the prior month’s invoice.

•	Copies of receipts (i.e. reimbursable expenses, subcontractor invoices).

•	Subcontractor waiver(s), if applicable.

•	General contractor shall submit (2) original wet signature invoices/application for payment, signed and notarized
     Construction Invoices shall have:
-	Architect’s signature (when appropriate)

-	Tenant’s signature
Invoices submitted without proper Lien Waiver documentation will not be included in the payment request.
Schedule B-l to Workletter

     EXHIBIT C
      ACKNOWLEDGMENT OF RENT COMMENCEMENT DATE
     This Acknowledgment is executed as of                                        , 200                , by BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), pursuant to Section 2.4 of the Lease dated August 25, 2006 between Landlord and Tenant (the “Lease”) covering premises located at 2091 Stierlin Court, Mountain View, CA 94043 (the “Premises”).
     Landlord and Tenant hereby acknowledge and agree as follows:
     1. The Rent Commencement Date under the Lease is                                         , 200               .
     2. The termination date under the Lease shall be                                         , 200                    , subject to any applicable provisions of the Lease for extension or early termination thereof.
     3. The square footage of the Premises is 65,604 square feet.
     4. Tenant accepts the Premises, subject only to Landlord’s warranties, representations and obligations expressly set forth in Section 2.3 of the Lease.
     This Acknowledgment is executed as of the date first set forth above.

	“Landlord”		“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company		ALEXZA PHARMACEUTICALS, INC., a Delaware corporation

By:	Slough Estates USA Inc., Its
	Operations Manager and Member	By:

Its:

By:

	Jonathan M. Bergschneider	By:

	Senior Vice President	Its:

EXHIBIT C TO LEASE

     EXHIBIT D
     EXISTING TENANT RIGHTS
1.	Boston Scientific Corp.: Tenant of 2011 Stierlin Court Holds first offer right with 5-day response period on 2091 Stierlin Court building (the
Premises), which right has already expired or been waived prior to Lease Commencement Date
Lease expires 2/28/2011, subject to one 5-year renewal option
2.	FoxHollow Technologies, Inc. Tenant of 2081 Stierlin Court
Holds first refusal right with 10-business-day response period on 2091 Stierlin Court building (the Premises), which right has already expired or been waived prior to Lease Commencement Date
Lease expires 12/31/2016, subject to two 5-year renewal options
3.	Actel Corp.:
Tenant of 2061 Stierlin Court Holds first offer right with 10-day response period on 2071 Stierlin Court building (one of the First Refusal Buildings)
Lease expires 1/31/2014, subject to two 5-year renewal options
EXHIBIT D TO LEASE